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                                  EXHIBIT 99.1




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NEWS RELEASE

                               FOR: MOUNTASIA ENTERTAINMENT INTERNATIONAL, INC.

                               FOR FURTHER INFORMATION CONTACT:

                                         Gregory N. Waters
                                         Executive Vice President
                                         Chief Financial Officer
                                         (770) 442-6640

                                         Margaret Schaeffer
                                         Investor Relations
                                         (770) 442-6640

FOR IMMEDIATE RELEASE


                 MOUNTASIA ENTERTAINMENT INTERNATIONAL, INC.
              ANNOUNCES RESULTS OF ANNUAL SHAREHOLDERS' MEETING

     ATLANTA, GEORGIA, MAY 13, 1996 -- Mountasia Entertainment International, Inc. (Nasdaq/NMS: FUNN) announced the results of its Annual Meeting of Shareholders, held on May 9, 1996, in Kennesaw, Georgia. At the meeting shareholders ratified the selection of Arthur Andersen LLP as the Company's independent public accountants for 1996, approved an amendment to the Company's 1993 Incentive Stock Option Plan, and re-elected seven of the Company's existing directors and elected one new director, Robert E. Provost, Sr., all to serve one year terms.

     Robert E. Provost, Sr. currently serves as the general partner of M.F.G. of Greenville, L.P., the previous owner of the family entertainment center in Greenville, South Carolina. Since 1974, Mr. Provost has served as President of World Indoor Sports Inc. (d/b/a Greenville Racquet & Fitness Club). From 1991 to 1994, Mr. Provost served on the board of directors of the International Health and Racquet Sportsclub Association.

     Separately, the shareholders approved, for a period of one year, any Board approved sales by the Company of common stock (or securities convertible into or exercisable for common stock): (a) in amounts which may equal (or may result in the issuance of) 20% or more of the Company's common shares outstanding before any such sale, and (b) at a price that is less than the greater of book or market value of the Company's common stock at the time of such sale. Shareholders also ratified all such previous sales.

     This proposal was considered in response to an indication by the Nasdaq National Market Inc. ("Nasdaq") that the Company was in violation of a NASD By-Law which would affect the continued listing of the Company's common stock on the Nasdaq National Market System. Nasdaq has taken the position that: (a) certain of the Company's outstanding convertible securities have been converted or could hypothetically be converted into common stock at a share price below book or market value of the Company's common stock at the time of issuance of the securities, and (b) the conversion of these securities have been or could hypothetically be in an amount equaling 20% or more of the common shares outstanding at the time of issuance of the securities. Therefore, Nasdaq has concluded the Company is in violation of NASD rules requiring shareholder approval of such sales. The Company is filing a Form 8-K for disclosure of this information with the Securities and Exchange Commission.


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     The Company believes that the shareholders' vote at the Annual Meeting approving such previous transactions, along with other considerations, satisfies all NASD compliance issues and should ensure continued listing on the Nasdaq National Market System. A hearing before Nasdaq on this matter is scheduled to be held on May 22, 1996.

     Headquartered in Atlanta, Georgia, Mountasia Entertainment International, Inc. is a leader in the family entertainment center industry, with 53 company owned or licensed family fun centers located in the United States and four other countries. Mountasia has been publicly traded since November, 1993.


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